UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )
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Alliance Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

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Alliance Semiconductor Corporation
2575 Augustine Drive
Santa Clara, CA 95054
September 26, 2005
ALLIANCE SEMICONDUCTOR’S BOARD URGES STOCKHOLDERS TO VOTE THE WHITE PROXY CARD
To Our Fellow Alliance Stockholders:
     You have likely received solicitations from Bryant R. Riley and B. Riley & Co., Inc. (collectively, “Riley & Co.”). Riley & Co. recently took a position in the common stock of Alliance Semiconductor Corporation (“Alliance” or the “Company”), and is now seeking to influence and gain control of Alliance through a hostile proxy fight to replace our Board of Directors with its hand picked slate of directors. We, a majority of your Board of Directors, oppose the Riley & Co. solicitation and strongly urge you to evaluate it with great care and caution.
Riley & Co. — A Short-Term Investor Seeking A Quick Profit
     Riley & Co. seeks to portray itself as a long-term stockholder and an independent stockholder advocate whose primary interest is to enhance value for all of the Alliance stockholders. However, we believe this message is not an accurate portrayal for the following reasons:
     1) Riley & Co. has held shares in Alliance for less than four months, having first purchased Alliance stock for its own account in late May 2005. In addition, since first acquiring shares of Alliance’s stock for its own account, Riley & Co. has engaged in a pattern of both purchasing and selling such shares.
     2) In its Schedule 13D filed with the Securities and Exchange Commission in late June 2005 (“Schedule 13D”), Riley & Co. stated it had accumulated shares in the Company because it had “desire[d] to improve the Issuer’s results of operations.” Yet at the same time, Riley & Co. sent a letter to our Chairman of the Board and Chief Executive Officer expressing its belief that “ALSC should consider selling or closing its traditional business and sell its investment holdings, distributing the proceeds to shareholders.”
     As we outlined recently, the Special Committee of your Board of Directors in fact has initiated a plan to not only liquidate the Company’s United Microelectronics Corporation (“UMC”) holdings, but also to take action and maximize value with respect to the Company’s interests in Alliance Ventures Management (“AVM”). The Special Committee has taken additional actions which we believe strengthen the Company’s semiconductor operations.
     Nevertheless, Riley & Co. has commenced a hostile proxy contest even though our actions are consistent with the belief held by Riley & Co. that Alliance should “sell its investment holdings, distributing the proceeds to shareholders.” Furthermore, Riley & Co. acknowledges that its nominees “have not reached a conclusive plan to sell or terminate the Company’s traditional business.”

     Riley & Co. has a history of taking small investment stakes in public companies and engaging in proxy solicitations. With respect to some of these companies, Riley & Co. has attempted to take control of the company to effect cash distributions, asset sales, liquidation and/or dissolution. For instance, Riley & Co. would like you to believe that what it did with Celeritek, Inc. (now known as CTK Windup Corporation) is a good solution for Alliance Semiconductor. It boasts that in the process of liquidating and dissolving Celeritek, it distributed over $8.00 per share in cash to Celeritek shareholders, as compared to the company’s $6.00 per share trading price when Riley & Co. started its proxy fight. What Riley & Co. is not telling you is that in the two year period prior to when it took a position in Celeritek stock during the fourth quarter of 2002, the average quarterly share price of the company ranged from almost $50.00 to $12.00. For investors that invested in the company at $6.00 per share, an $8.00 per share distribution might indeed be a good return. However, for the Celeritek stockholders who invested in the company while its stock was trading above $8.00 per share such actions probably resulted in a net loss.
     Based on Riley & Co.’s purchase history disclosed in its Schedule 13D, we understand Riley & Co. has acquired its shares of the Company’s stock at prices between $1.50 to $3.00 per share. For Riley & Co., if it can liquidate and dissolve the Company and make a distribution above $3.00 per share, that would be a healthy return for its investment. For many of our loyal long-term stockholders that have supported us through the years, however, such a return would be a substantial disappointment. You should not let a short-term profiteer make a quick buck by taking advantage of the depressed market price of the Company’s stock. We believe our plan will enable stockholders to realize an appropriate and fiscally responsible short-term benefit while maintaining our ability to deliver a better long-term return to stockholders.
Riley & Co. — A Short-Term Investor Without A Clearly Defined Plan
     Riley & Co. asks that you hand over control of Alliance before it can provide to you a clear business plan. Riley & Co. has stated that it will study the Company’s information and “formulate a plan” after it has gained control of the Company. We doubt whether any plan Riley & Co. might later formulate would be superior to the plan of action that the Company has currently initiated. We believe that electing Riley & Co.’s nominees will be detrimental to the Company.
     In addition, we believe that Riley & Co.’s aggressive proxy fight tactics have harmed our ability to attract and retain talented employees and build long-term relationships with our clients, which are the critical building blocks of value for this Company. Handing over control of the Company to someone who has yet to “formulate a plan” will, in our opinion, only further damage the Company’s crucial relationships and competitive position in a manner detrimental to your interest as a stockholder of this Company. Based on its actions and the lack of a clearly articulated plan, we do not believe Riley & Co. and its director nominees would seek to maximize value for all of Alliance’s stockholders.
Stay with the Team That Understands Alliance and Has A Plan
     As evidenced by the Company’s actions, we already have begun to implement most of the recommendations that Riley & Co. suggests it might do if it gained control of the Company and formulated a plan with respect to the Company’s securities holdings and AVM. We have chosen to initiate these steps to help our stockholders realize the value of the Company’s investments and to distribute that value in a reasonable and timely manner.
     Riley & Co.’s failure to identify any practicable action items beyond what the Company is currently doing or has previously considered speaks volumes about the likelihood that its nominees will add value to your Board of Directors. It appears to us that the Riley & Co. slate will not add any incremental value to your Board, and instead will be costly to the Company in terms of disruption, loss of business continuity, focus, experience and expertise.
     Moreover, certain of Riley & Co.’s statements in support of its nominees demonstrate a naïveté which makes us wonder about their qualifications. For instance, in its proxy statement, Riley & Co. criticizes the Board for “spending money and time hiring an investment bank” to liquidate the Company’s UMC holdings and evaluate the best mechanism through which to accomplish a material sale or distribution of the Company’s

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interests in AVM. Riley & Co. appears to be missing the fact that there are a number of complex tax, regulatory and contractual matters that need to be considered as part of our plan to liquidate certain assets and transfer value to our stockholders. Without careful analysis and strategic planning, a material sale or distribution of the Company’s interest in AVM may trigger unnecessary financial, tax and other legal issues for the Company and our stockholders. Either Riley & Co. is aware of the various complexities that must be considered, in which case its criticism is not honest; or Riley & Co. is not aware that such complexities exist, in which case we believe it does not have the experience to deal with these matters properly.
     In addition, Riley & Co. suggests that the Company’s investments could be worth significantly more than what is stated in the Company’s financial statements. But as Riley & Co. knows, the Company’s financial statements are prepared in accordance with generally accepted accounting principles of the United States (GAAP), as is required by law. GAAP requires that the Company record its non-marketable AVM investments on its balance sheet at the lower of cost (with certain adjustments) or market. The Company acknowledges that certain of its AVM investments are worth more than the amount reflected on the Company’s balance sheet, and as a result, we are committed to obtaining the highest value for the Company and our stockholders in connection with any material sale or distribution of the Company’s interest in AVM.
Protect Your Stockholder Interests By Voting the WHITE Proxy Card
     In our view, Riley & Co. and its nominees have not formulated a plan for the stockholders of the Company, and its actions indicate that it is not interested in serving the interests of all stockholders. After all, why would Riley & Co. claim, as it did in its Schedule 13D, that it acquired shares in the Company to improve the results of operations and then immediately initiate an expensive proxy fight with the goal of shutting down the Company’s business and liquidating its assets?
     It is our opinion that Riley & Co. has started this fight only to further Mr. Riley’s short-term personal financial interests.
     Please protect your interests by supporting the majority-independent incumbent Board of Directors of Alliance and our plan to both maximize near-term stockholder value and to further develop the long-term value of the Company, most importantly, for the benefit of all stockholders.
     We thank you for your continued support.
Sincerely yours,

N. Damodar Reddy
Chairman of the Board, President	Sanford L. Kane
Chief Executive Officer and Interim Chief Financial Officer	Lead Independent Director

Gregory E. Barton	Juan A. Benitez
Director	Director

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Some of the statements in this letter constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from the results implied by these forward-looking statements, depending on a variety of factors, including the general state of the economy and other factors identified in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. We undertake no responsibility to update those statements.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF JUAN A. BENITEZ, SANFORD L. KANE, GREGORY E. BARTON, EDWARD J. MCCLUSKEY AND N. DAMODAR REDDY. IF YOU SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED ABOVE.
IF YOU HAVE ANY QUESTIONS, OR REQUIRE ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL THE FIRM ASSISTING THE COMPANY IN THE SOLICITATION OF PROXIES, GEORGESON STOCKHOLDER COMMUNICATIONS INC., TOLL-FREE AT (866) 328-5442.
THE BOARD OPPOSES THE RILEY & CO. CANDIDATES AND RECOMMENDS A VOTE AGAINST THE RILEY & CO. CANDIDATES. YOU MAY RECEIVE A PROXY CARD SOLICITING YOUR VOTE FOR THE RILEY & CO. CANDIDATES. WE URGE YOU TO DISREGARD ANY SUCH PROXY SOLICITATION AND TO SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.
DON’T LET RILEY & CO. DERAIL THE PROGRESS THAT YOUR COMPANY HAS MADE — VOTE THE ENCLOSED WHITE PROXY CARD TODAY!
1.	The Board of Directors urges you to DISCARD the Gold proxy card recently sent to you by Riley & Co. A “WITHHOLD AUTHORITY” vote on Riley & Co.’s Gold Proxy Card is not a vote for the Board’s nominees. To vote FOR your Company’s nominees you MUST execute a WHITE proxy card.
2.	If you voted on a Gold Proxy Card BUT WISH TO SUPPORT YOUR COMPANY’S NOMINEES, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible.
3.	Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.
4.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Company’s nominees on the WHITE proxy card.
If you have questions or need assistance in voting your shares, please call:
17 State Street, 10th Floor
New York, NY 10004
(866) 328-5442 (Toll Free)
Banks and Brokerage Firms please call:
(212) 440-9800

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